Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Meredith Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-72635) on Form S-3 and the registration statements (No. 333-87888, No. 333-21979, No. 333-04033, No. 33-2094, No. 2-54974, No. 33-59258, No. 333-125675, No. 333-184992, and No. 333-200138) on Form S-8 of Meredith Corporation (the Company) of our report dated August 29, 2018, with respect to the consolidated balance sheets of Meredith Corporation and subsidiaries as of June 30, 2018 and 2017, and the related consolidated statements of earnings, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2018, and the related financial statement schedule, Schedule II - Valuation and Qualifying Accounts, and the effectiveness of internal control over financial reporting as of June 30, 2018, which report appears in the June 30, 2018 Annual Report on Form 10-K of Meredith Corporation.

The Company acquired Time Inc. and subsidiaries (Time) during fiscal 2018, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of June 30, 2018, Time’s internal control over financial reporting associated with 59 percent of the Company’s total assets and 28 percent of revenue included in the consolidated financial statements as of and for the year ended June 30, 2018. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Time.

/s/ KPMG LLP

Des Moines, Iowa
August 31, 2018